                                                                   Exhibit 99.1

                            LIBERTY MEDIA CORPORATION

FOR IMMEDIATE RELEASE
May 14, 2003

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) has announced that it will host an Investor Conference in New York City on May 15, 2003 and, therefore, will NOT host a separate conference call to discuss the information included in this press release. The information in this press release will be covered in the normal course of the presentation at the Investor Conference. Interested persons may view the web cast of the meeting by visiting Liberty's web site at http://www.libertymedia.com/investor_relations/default.htm and selecting "conference calls" to be registered.

                LIBERTY MEDIA CORPORATION PROVIDES FIRST QUARTER
              SUPPLEMENTAL FINANCIAL INFORMATION AND 2003 GUIDANCE

Englewood, Colorado - On May 14, 2003, Liberty filed its Form 10-Q with the Securities and Exchange Commission for the three months ended March 31, 2003. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-Q as filed with the SEC. This information is not meant to serve as a release of financial results for Liberty. For information regarding Liberty's financial results, investors should refer to Liberty's financial statements included in its Form 10-Q.

Liberty owns interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. Liberty and its affiliated companies operate in the United States, Europe, South America and Asia with some of the world's most recognized and respected brands.

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of financial information for certain of Liberty's privately held assets including:

o Starz Encore Group LLC ("SEG"), a consolidated, wholly-owned subsidiary of Liberty;

o Discovery Communications, Inc. ("DCI" or "Discovery"); QVC, Inc.; Jupiter Telecommunications Co., Ltd. ("J-COM"); and Jupiter Programming Co., Ltd. ("JPC"), each a privately held equity affiliate of Liberty.

The following tables and comments compare financial information for the three months ended March 31, 2003 to the same period for 2002. Operating expense, as used in the following tables, consists of operating, selling, general and administrative expenses and excludes depreciation, amortization, stock compensation and certain non-cash charges taken into account in determining operating income. Operating cash flow, as defined by Liberty, represents revenue less operating expense. Please see schedule 1 attached for reconciliations for 2003 and 2002 of operating cash flow to operating income for each identified entity. Liberty management utilizes revenue and operating cash flow, as defined by Liberty, for purposes of making decisions about allocating resources to Liberty's subsidiaries and affiliates and assessing their performance. Liberty believes that certain non GAAP measures, when presented in conjunction with comparable GAAP measures, may be useful in that they provide the reader with the same information used by management. Operating cash flow should not be considered a replacement for operating income, net income, cash flows or any other measure of performance or liquidity under GAAP. See page 16 for a discussion of recent SEC rules and guidance regarding non-GAAP measures and actions taken by Liberty to comply with those rules and guidance.

NOTE: The selected financial information presented for each of the equity affiliates listed above was obtained directly from those affiliates. Liberty does not control the decision making processes or business management practices of its equity affiliates. Accordingly, Liberty is reliant on the management of these affiliates and their independent accountants to provide accurate financial information prepared in accordance with generally accepted accounting principles that Liberty uses in the application of the equity method. As a result, Liberty makes no representations as to whether such information presented on a stand alone basis has been prepared in accordance with GAAP. Liberty is not aware, however, of any errors in or possible misstatements of the financial information provided to it by its equity affiliates that would have a material effect on Liberty's consolidated financial statements. Further, Liberty could not, among other things, cause any noncontrolled affiliate to distribute to Liberty its proportionate share of the revenue or operating cash flow of such affiliate.

STARZ ENCORE GROUP LLC

Liberty owned 100% of SEG at March 31, 2003. The principal services of SEG are the STARZ!, Encore and Thematic Multiplex premium movie services.

                                  STARZ ENCORE
                          Summary Financial Information
                                Q1 03        Q1 02
                                -----        -----
                               (amounts in millions)
Revenue                         $ 229          237
Operating Expense                 122          142
                                -----        -----
  OPERATING CASH FLOW           $ 107           95
                                =====        =====
OPERATING INCOME                $  90           77
                                =====        =====
OUTSTANDING DEBT                $ 384          460
                                =====        =====
TOTAL SUBSCRIPTION UNITS        143.3        121.0
                                =====        =====

As is more fully described in Liberty's Form 10-Q, following the business combination involving AT&T Broadband, Comcast Holdings and Comcast Corporation, Comcast Corporation caused AT&T Broadband to stop making payments under AT&T Broadband's affiliation agreement with SEG and instead to begin making lower payments pursuant to Comcast Holdings' agreement with SEG. SEG is vigorously contesting Comcast Corporation's claims, vigorously prosecuting its own claims and believes that it will succeed in obtaining a judgment against Comcast Corporation. However, because both actions are at an early stage, it is not possible to predict with a high degree of certainty the outcome of either action, and there can be no assurance that those actions will ultimately be resolved in favor of SEG. As a result, pursuant to SEC Staff Accounting Bulletin No. 101, SEG did not recognize $21 million of revenue representing the difference between the rates prescribed in the AT&T Broadband affiliation agreement and the amounts paid by Comcast for the three months ended March 31, 2003.

o SEG revenue decreased by 3% and operating cash flow increased by 13%. Operating expense decreased by 14%. Total subscription units increased by 18%, due to a 22% increase in Encore/Thematic Multiplex units and a 2% increase in Starz! units. Subscription units for prior periods reflect certain minor adjustments to conform with SEG's new policy of only presenting paying subscription units. Previously, SEG had included subscribers receiving the service during rent free promotional campaigns.

o The decrease in revenue was primarily due to the Comcast dispute. The $21 million of unrecognized revenue associated with the AT&T agreement was offset by $13 million of additional revenue primarily from other distributors. Overall, SEG subscription units from cable increased by 25% and DBS units increased by 9%.

o The decrease in operating expense was primarily due to the timing of affiliate marketing support and national branding activity, partially offset by an increase in programming license fees resulting from improved performance of output product at the box office. In addition, SEG entered into a favorable settlement agreement regarding the payment of certain music license fees which resulted in the non-recurring reversal of a related accrual in the amount of $8 million.

o SEG reduced its outstanding bank debt by $76 million compared to March 31, 2002.

STARZ ENCORE - FY '03 GUIDANCE REMAINS UNCHANGED

The following estimates assume primarily, among other factors, that we continue to recognize revenue at rates applicable under the Comcast Holding's affiliation agreement and that we continue to experience growth in digital subscribers with a product mix that is consistent with that experienced historically. As more fully described in Liberty's Form 10-Q, SEG is involved in a dispute with another cable operator, and these estimates assume the dispute is resolved in SEG's favor.

For full year 2003 versus 2002, SEG operating results are expected to increase as follows:

o    Revenue by zero to low single digits %; Operating cash flow to remain flat.

o    Operating income to remain flat.

DISCOVERY COMMUNICATIONS, INC.

Liberty owned approximately 50% of DCI as of March 31, 2003. The results below give effect to certain year-end audit adjustments affecting first quarter of 2002 and include the application of EITF 01-9, requiring certain expenses to be reclassified as offsets to revenue.

                                       DISCOVERY COMMUNICATIONS, INC.
                                        Summary Financial Information
                                          Q1 03            Q1 02
                                         -------          -------
                                          (amounts in millions)
REVENUE:

  Discovery Networks U.S.                $   299              247
  Discovery Networks International            90               78
  International Ventures                      13               14
  Consumer Products & Other*                  25               22
                                         -------          -------
    TOTAL REVENUE                            427              361
                                         -------          -------
OPERATING EXPENSE:
  Discovery Networks U.S.                    188              151
  Discovery Networks International            75               69
  International Ventures                      16               20
  Consumer Products & Other*                  48               50
                                         -------          -------
    TOTAL OPERATING EXPENSE                  327              290
                                         -------          -------
OPERATING CASH FLOW (DEFICIT):
  Discovery Networks U.S.                    111               96
  Discovery Networks International            15                9
  International Ventures                      (3)              (6)
  Consumer Products & Other*                 (23)             (28)
                                         -------          -------
    TOTAL OPERATING CASH FLOW            $   100               71
                                         =======          =======
OPERATING INCOME                         $    37               27
                                         =======          =======
OUTSTANDING DEBT                         $ 2,431            2,269
                                         =======          =======

--------------
*    INCLUDES ALL INTERCOMPANY ELIMINATIONS.

During the first quarter of 2003, DCI continued its strong execution in a mixed global environment. In particular, U.S. advertising sales showed strong performance compared to the challenging marketplace of a year earlier. Total operating cash flow increased 41%, driven by an increase in gross advertising revenue of 24% and an increase in gross affiliate revenue of 10%. Total revenue and operating expenses increased 18% and 13%, respectively.

DCI's affiliated networks now reach more than 950 million cumulative worldwide subscribers. Growth has been broad based, with the Travel Channel surpassing the 70 million subscriber milestone in the U.S. and Discovery Channel Asia reaching the 60 million subscriber mark.

DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, The Health Network, Discovery Kids Channel, BBC-America Representation, The Science Channel, Discovery Times Channel, Discovery Home & Leisure Channel, Discovery Wings Channel, Discovery en Espanol, Discovery HD Theater and online initiatives.

o Domestic Networks now reach over 535 million cumulative subscribing households. Domestic Networks revenue increased by 21% due to increases in both affiliate and advertising revenue. Operating cash flow increased by 16% to $111 million.

o Net advertising revenues increased 26% due to an increase in rates and a strong U.S. advertising market.

o Net affiliate revenues increased 16% as aggregate subscribers increased by 21%. These revenues were net of launch support amortization and other items of $36 million and $38 million for the quarters ended March 31, 2003 and 2002, respectively. Subscription units grew at a faster rate than revenue primarily due to a higher growth rate in developing networks which have lower subscription fee rates than more established networks. Excluding the effects of launch support amortization, gross affiliate revenues increased 10% for the quarter.

o Operating expenses increased 25% due to increases in marketing and sales related expenses. The increase in marketing expenses was due to a return to more normalized spending levels in the first quarter of 2003 compared to cost savings efforts in place in the prior year combined with timing of expenditures related to the acceleration of the upfront sales market. Sales related expenses increased due to favorable advertising and affiliate sales trends in the quarter.

DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in Europe, Latin America, Asia, India, Germany, Italy/Africa and Kids-Latin America, Travel & Adventure-Latin America, Health-Latin America, Discovery Home & Leisure UK, Showcase Europe, Travel & Adventure Asia, Animal Planet-United Kingdom and Health Channel-United Kingdom.

o International Networks now reach over 290 million cumulative subscribing households. International Networks revenue increased by 15% due to increases in both affiliate and advertising revenue. Operating expenses increased 9% and operating cash flow increased by 67% to $15 million.

o Net advertising revenue increased 31% driven by positive developments in advertising sales and viewership gains in all International regions, with Latin America and Asia showing encouraging improvements.

o Net affiliate revenue increased by 7%. The increase was driven by subscriber growth of 37%. Subscription units grew at a faster rate than revenue primarily due to a disproportionate increase in subscribers of recently launched networks and certain networks in Asia where the majority are currently in a free contract period or have lower subscription fee rates than other International channels.

DCI - INTERNATIONAL VENTURES: Consolidated BBC/DCI Joint Venture Networks (Animal Planet networks in Europe, Asia, Latin America, People + Arts Latin America and Spain).

o International Ventures revenue decreased by 7% for the quarter, and the operating cash flow deficit improved by 50%, from $6 million to $3 million. International Ventures now reach over 125 million cumulative subscribing households.

DCI - CONSUMER PRODUCTS: The principal components of Discovery Consumer Products are a proprietary retail business comprised of a nationwide chain of 154 Discovery Channel stores, mail-order catalogs, an on-line shopping site, a global licensing and strategic partnerships business, and a supplementary education business reaching over 35 million students and 90,000 classrooms in the U.S.

o Consumer products revenue increased 14% to $25 million primarily due to improved electronic commerce sales. Operating cash flow deficit improved by $5 million or 18% primarily due to a 27% increase in gross margin resulting from sales of the newly introduced higher margin products, combined with reductions in store operating costs and other overhead.

DCI - OUTSTANDING DEBT: DCI's outstanding debt (including capital leases, letters of credit, and other notes payable) increased by $162 million compared to March 31, 2002. The increase was primarily due to additional borrowings for the acquisition and funding of start-up businesses such as Discovery Health Channel and debt service costs.

DCI - FY '03 GUIDANCE REMAINS UNCHANGED

The following estimates assume primarily, among other factors, continued positive trend in the domestic advertising sales market, stabilization of certain Latin American economies, continued growth in international distribution and economic uncertainty in the national retail environment.

For full year 2003 versus 2002, DCI operating results are expected to increase as follows:

DCI consolidated :

o    Revenue by low teens %; Operating cash flow by 15 - 20%.

o    Operating income by 15 - 20%.

Discovery Networks U.S.:

o Revenue by low to mid teens %; Operating cash flow by mid to high single digits %.

Discovery Networks International:

o    Revenue by low to mid single digits %; Operating cash flow by high teens %.

Notes:

BBC/DCI JOINT VENTURES - CONSOLIDATED:

The equity in the assets of the British Broadcasting Corporation/DCI joint ventures are predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates. Where DCI exercises control of BBC/DCI joint ventures, DCI consolidates financial results into International Ventures. Until such assets reach breakeven, 100% of the economic interests are consolidated. After DCI has fully recouped prior investment, the economic interests will match the equity interests and will be accounted for under the equity method.

BBC/DCI JOINT VENTURES - EQUITY AFFILIATES:

DCI accounts for its interests in remaining joint ventures, including interests in Discovery Channel Canada, Discovery Channel Japan, Animal Planet Canada, Animal Planet Japan, and Joint Venture Programming, as equity method investments. The operating results of these entities are not reflected in the results presented above.

OTHER JOINT VENTURES: DISCOVERY TIMES CHANNEL, DISCOVERY HEALTH CHANNEL, ANIMAL PLANET (US) - CONSOLIDATED

DCI owns a 50% interest in Discovery Times Channel, a 72% interest in The Health Channel and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and therefore DCI consolidates the revenues and operating expenses of the ventures as part of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners. While such redemption rights are outstanding, DCI adjusts the outside partners' interests to reflect the redemption provisions. Upon expiration of these rights, the economic interests will approximate the equity interests.

QVC, INC.

Liberty owned approximately 42% of QVC as of March 31, 2003. The following table includes financial information for QVC as reported in Comcast Corporation's May 8, 2003 press release. Please see such press release for additional information.

                                                QVC
                                   Summary Financial Information
                                       Q1 03          Q1 02
                                       ------         ------
                                        amounts in millions
REVENUE:
  Domestic & iQVC                      $  848            848
  United Kingdom                           79             68
  Germany & Other                         135             72
                                       ------         ------
    TOTAL REVENUE                       1,062            988
                                       ------         ------
OPERATING EXPENSE:
  Domestic & iQVC                         655            660
  United Kingdom                           72             62
  Germany & Other                         124             74
                                       ------         ------
    TOTAL OPERATING EXPENSE               851            796
                                       ------         ------
OPERATING CASH FLOW (DEFICIT):
  Domestic & iQVC                         193            188
  United Kingdom                            7              6
  Germany & Other                          11             (2)
                                       ------         ------
    TOTAL OPERATING CASH FLOW          $  211            192
                                       ======         ======
OPERATING INCOME                       $  180            165
                                       ======         ======
OUTSTANDING DEBT                       $ --              246
                                       ======         ======


o QVC's revenue and operating cash flow increased by 7.5% and 10%, respectively. QVC's domestic revenue remained flat due to weakness in the domestic economy and the retail sector in particular. However, QVC's domestic operating cash flow increased 3% as a result of continued operating efficiencies, driving domestic operating cash flow margin to 22.8% from 22.2%.

o QVC's international operations drove its positive results for the quarter. Revenue from international operations increased 53% due to increases of 16%, 58% and 233% in the United Kingdom, Germany and Japan, respectively. Operating cash flow from international operations increased over four fold as Germany contributed $6 million of operating cash flow compared to break even in the prior year and Japan contributed $5 million of operating cash flow compared to a $2 million operating cash flow deficit in the prior year.

o    QVC had no debt as of March 31, 2003.

JAPANESE BUSINESSES

Liberty owned 44% of J-COM and 50% of JPC at March 31, 2003. The following tables reflect each of J-COM's and JPC's consolidated results which are reported in Japanese Yen and are translated into U.S. Dollars at a convenience exchange rate of 118.22 (exchange rate at March 31, 2003).

JUPITER TELECOMMUNICATIONS CO., LTD.

                                                                    J-COM
                                                        Summary Financial Information
                                                    Q1 03                          Q1 02
                                         -------------------------         --------------------------
                                                            (amounts in millions)
                                           Yen              US $             Yen               US $
                                         --------         --------         --------          --------
Revenue                                    33,174              280           26,780               227
Operating Expense                          22,377              189           22,068               187
                                         --------         --------         --------          --------
  OPERATING CASH FLOW                      10,797               91            4,712                40
                                         ========         ========         ========          ========
OPERATING INCOME (LOSS)                     2,379               20           (1,764)              (15)
                                         ========         ========         ========          ========
OUTSTANDING DEBT (1)                      298,107            2,522          269,732             2,282

MANAGED SUBSCRIBER DATA (000'S):

Cable                                                        1,422                              1,242
High Speed Data                                                527                                364
Telephony                                                      396                                201
Homes Receiving Service (2)                                  1,604                              1,355

--------------
(1) INCLUDES SHAREHOLDER DEBT OF (Y)182 BILLION AND (Y)53 BILLION ($1,540 MILLION AND $448 MILLION), RESPECTIVELY, AT MARCH 2003 AND 2002.

(2) REPRESENTS THE NUMBER OF HOUSEHOLDS SUBSCRIBING TO AT LEAST ONE JCOM BROADBAND SERVICE.

J-COM: J-COM is Japan's largest multiple system operator (MSO) based on the number of customers served. J-COM and its subsidiaries provide cable television, high-speed Internet access and telephony services in Japan. Managed subscriber data includes all consolidated subsidiaries as well as equity affiliates that are managed by J-COM.

o Revenue increased 24% due to increased distribution in all three services and substantial growth in internet and telephony revenue. Managed cable subscribers increased 14%, Internet services subscribers increased 45% and telephony subscribers increased 97%. Average monthly revenue per household receiving at least one service ("ARPH") increased 9% to (Y)6,582 or $56.

o Operating cash flow at J-COM increased 129% due to the revenue increases combined with margin improvements associated with increased scale.

o J-COM served approximately 1.6 million homes at March 31, 2003, an increase of 18%, and services per household (total revenue generating units divided by total households served) rose from 1.33 to 1.46. Penetration of homes taking at least one service increased from 24% to over 27%.

o Approximately 36% of J-COM's subscribers subscribed to more than one service, which translated into approximately 581,000 homes with multiple services. The triple play service option made strong headway with 10% of J-COM's homes subscribing to the service at March 31, 2003.

J-COM - FY '03 GUIDANCE REMAINS UNCHANGED

The following estimates assume continued subscriber growth and increases in digital penetration, a product mix that is consistent with that experienced historically, the ability to raise prices without significant subscriber losses and continued cost control efforts, including programming costs.

For full year 2003 versus 2002, J-COM operating results are expected to increase as follows:

o    Revenue by mid teens %; Operating cash flow by 50 - 70%.

o Operating income from an operating loss of 4 billion Yen ($34 million) in 2002 to operating income of 8-10 billion Yen ($68-85 million) in 2003.

JUPITER PROGRAMMING CO., LTD.

                                                                 JPC
                                                    Summary Financial Information
                                                   Q1 03                        Q1 02
                                          ---------------------         ---------------------
                                                           (amounts in millions)
                                           Yen            US $           Yen            US $
                                          ------         ------         ------         ------
Revenue                                   10,422             88          6,719             57
Operating Expense                          9,287             79          6,174             52
                                          ------         ------         ------         ------
  OPERATING CASH FLOW                      1,135              9            545              5
                                          ======         ======         ======         ======
OPERATING INCOME                             828              7            355              3
                                          ======         ======         ======         ======
OUTSTANDING DEBT                           4,750             40          5,210             44

CUMULATIVE SUBSCRIBERS (1) (000S)                        35,787                        27,289

--------------
(1) INCLUDES SUBSCRIBERS AT ALL CONSOLIDATED AND EQUITY OWNED JPC CHANNELS. SHOP CHANNEL SUBSCRIBERS ARE STATED ON A FULL-TIME EQUIVALENT BASIS.

JPC: JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns, operates or invests in 14 channels.

o JPC's revenue increased 55% largely due to the increase in retail sales at Shop Channel and in subscription and advertising revenues at the other channels. Shop was by far the largest contributor generating an additional $25 million (57%) in revenue versus the comparable period in 2002. This increase was driven by a 30% increase in FTE homes at quarter end and an increase in sales per FTE home of 13%. Subscribers at other channels grew by 17% at CSN, 16% at Golf Network and 182% at LaLa TV due to the acquisition of the Home Channel subscribers.

o JPC's operating cash flow increased 108% due to the revenue increases offset by increased cost of goods sold, fulfillment, telemarketing, programming and general and administrative expenses.

JPC - FY '03 GUIDANCE REMAINS UNCHANGED

The following estimates assume continued subscriber growth across all programming services, increases in sales per home at Shop Channel and gross margins that are consistent with historical margins.

For full year 2003 versus 2002, JPC operating results are expected to increase as follows:

o    Revenue by mid teens %; Operating cash flow by high teens %.

o    Operating income by high teens %.

SUMMARY OF CASH AND LONG-TERM DEBT

A summary of Liberty's cash and long-term debt as of March 31, 2003 and December 31, 2002 is as follows:

                                                      03/31/2003        12/31/2002
                                                      ----------        ----------
                                                         (amounts in millions)
CASH AND CASH RELATED INVESTMENTS:

  Liberty Corporate Cash                                $ 3,241            2,009
  Corporate Short-term Investments                          124               80
  Corporate Long-term Marketable Securities (1)             347              542
                                                        -------          -------
    TOTAL CORPORATE CASH AND LIQUID INVESTMENTS           3,712            2,631
  Cash and Liquid Investments of Subsidiaries (2)           251              210
                                                        -------          -------
TOTAL CASH AND LIQUID INVESTMENTS                         3,963            2,841
LESS:  SHORT AND LONG-TERM SECURITIES                      (501)            (671)
                                                        -------          -------
CONSOLIDATED CASH BALANCE (GAAP)                        $ 3,462            2,170
                                                        =======          =======
DEBT:
  Senior Notes and Debentures (3)                       $ 2,488            2,488
  Senior Exchangeable Debentures (4)                      4,546            3,096
  Bank Debt                                                 300              325
                                                        -------          -------
    TOTAL CORPORATE DEBT                                  7,334            5,909
  Debt of Subsidiaries                                    1,318            1,312
                                                        -------          -------
TOTAL CORPORATE AND SUBSIDIARY DEBT                       8,652            7,221
LESS:  UNAMORTIZED DISCOUNT ATTRIBUTABLE
         TO CALL OPTION OBLIGATION                       (2,537)          (2,231)
       UNAMORTIZED DISCOUNT                                 (18)             (19)
                                                        -------          -------
CONSOLIDATED DEBT BALANCE (GAAP)                        $ 6,097            4,971
                                                        =======          =======

--------------
(1) REPRESENTS LONG-TERM LIQUID CASH EQUIVALENTS WHICH ARE INCLUDED IN INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES AND OTHER COST INVESTMENTS IN LIBERTY'S CONSOLIDATED BALANCE SHEET.

(2) INCLUDES $15 MILLION AND $27 MILLION OF SHORT-TERM AND $15 MILLION AND $22 MILLION OF LONG-TERM SECURITIES HELD BY SUBSIDIARIES AT MARCH 31, 2003 AND DECEMBER 31, 2002, RESPECTIVELY.

(3) REPRESENTS FACE AMOUNT OF SENIOR NOTES AND DEBENTURES WITH NO REDUCTION FOR THE UNAMORTIZED DISCOUNT.

(4) REPRESENTS FACE AMOUNT OF SENIOR EXCHANGEABLE DEBENTURES, WITH NO REDUCTION FOR THE UNAMORTIZED DISCOUNT ATTRIBUTABLE TO THE EMBEDDED CALL OPTION OBLIGATION.

The above presentation is provided to separately identify parent-only cash and liquid investments and debt information from our consolidated cash and debt balances.

Liberty's Total Corporate Cash and Liquid Investments increased by $1.1 billion to $3.7 billion and Total Corporate Debt increased by $1.4 billion to $7.3 billion compared to December 31, 2002. The increase in corporate cash was primarily due to proceeds from the issuance of $1.5 billion of senior exchangeable debentures that are exchangeable into shares of AOL Time Warner, Inc. common stock. Cash proceeds were partially offset by Liberty's funding of J-COM, purchases of Liberty common stock and repayments of debt.

SUMMARY OF LIBERTY'S OWNERSHIP OF SIGNIFICANT PUBLIC ASSETS

TICKER SYMBOL             SHARES HELD   SHARE PRICE
                          3/31/03(1)      5/13/03      MARKET VALUE
                          -----------   -----------    ------------
NWS.A                       234.1       $   25.15      $  5,887.6
USAI                         89.7           35.25         3,161.9
AOL (2)                     171.2           13.52         2,314.4
UCOMA                       304.7            4.20         1,279.7
PCS (3)                     184.2            3.78           696.3
VIA.B (4)                    15.2           44.82           680.5
MOT (5)                      76.3            8.05           614.2
V (6)                        37.4           15.85           592.8
CD                           26.4           15.29           403.7
IDT                          10.3           14.90           153.5
CJR (7)                       7.1           15.76           112.3
LSTTA / LSTTB (8)            42.5            2.36           100.3
AMGIA (9)                    56.5            1.25            70.6
OPTV                         32.8            1.26            41.4
Other                                                       243.9

AMOUNTS IN MILLIONS, EXCEPT PER SHARE PRICES.

--------------
(1) Represents common share equivalents, assuming all applicable conversions and exchanges, unless otherwise noted.

(2) Includes 86.1 million shares underlying Liberty's 0.75% Senior Exchangeable Debentures due 2023, which have an initial exchange price of $17.42 per AOL share and may be tendered by the holder on March 30, 2008, March 30, 2013 or March 30, 2018. Also includes 14.4 million shares underlying the additional $250 million of debt issued on April 4, 2003 under the 0.75% Senior Exchangeable Debenture greenshoe option.

(3) Excludes 12.6 million warrants exercisable at $12.01 per share that expire November 13, 2003 and preferred convertible shares (face amount $123 million) that convert into 8.0 million common shares. Includes 19.9 million shares underlying Liberty's 4% Senior Exchangeable Debentures due 2029, which have an initial exchange price of $43.58 per Sprint PCS Group share. Includes 13.6 million shares underlying Liberty's 3.75% Senior Exchangeable Debentures due 2030, which have an initial exchange price of $59.61 per Sprint PCS Group share. Excludes 2.6 million shares held by Liberty Satellite & Technology, Inc.

(4) Includes 14.3 million shares underlying Liberty's 3.25% Senior Exchangeable Debentures due 2031, which have an initial exchange price of $53.86 per VIA.B share.

(5) Includes 22.1 million shares underlying Liberty's 3.5% Senior Exchangeable Debentures due 2031, which have an initial exchange price of $27.16 per Motorola share.

(6) Liberty owns 37.4 million ordinary shares of Vivendi Universal S.A. which is the equivalent of 37.4 million ADS's.

(7) On April 28, 2003, Liberty sold 7.1 million Corus shares in a privately negotiated transaction and, as a result of the sale, no longer holds an investment in Corus Entertainment.

(8) Excludes $150 million face amount of nonconvertible preferred stock of Liberty Satellite & Technology, Inc. and $150 million face amount of convertible preferred stock, convertible at a price of $88.40.

(9) Represents Class B shares which carry ten votes to each Class A vote. Excludes $224.3 million drawn amount of Ascent Media Group's Convertible Subordinated Debt Facility, of which $206.2 million is convertible at $10 per share, $8.8 million is convertible at $3.50 per share, $5.3 million is convertible at $1.94 per share and $4.0 million is convertible at $1.56 per share.

SUMMARY OF LIBERTY'S EQUITY DERIVATIVES

The following table includes cashless collars, put spread collars, senior exchangeable debentures and narrow band collars. Effective December 31, 2002, none of these instruments are considered hedges for GAAP reporting purposes.

                                              NUMBER OF      WTD. AVG.       WTD. AVG.       WTD. AVG.        WTD. AVG.
                                             UNDERLYING     LOWER PUT/        FLOOR/         CEILING/          YRS. TO
SECURITY            HEDGING INSTRUMENT     SHARES 3/31/03    SHARE (2)         SHARE           SHARE          MATURITY
--------            ------------------     --------------   ----------       ---------       ---------        ---------
  AOL               EQUITY COLLARS              36,100         N/A            $    47         $    96             2.3
  AOL               PUT OPTION (1)              36,100         $   40             N/A             N/A             2.3
  AOL               PUT SPREAD (2)              21,538             28              49             118             1.9
                                               -------         ------         -------         -------
Total AOL                                       57,638             36              48             104
  NWS.A             EQUITY COLLARS               5,000         N/A                 45              85             2.0
  NWS.A             PUT SPREAD (2)               6,916             20              33              79             2.6
                                               -------                        -------         -------
Total NWS.A                                     11,916                             38              81
PCS                 EQUITY COLLARS (3)         139,421         N/A                 24              39             5.6
MOT                 EQUITY COLLARS              51,919         N/A                 25              50             0.9
CD                  EQUITY COLLARS              26,357         N/A                 19              33             2.3
PCLN                EQUITY COLLARS               3,125         N/A                 37              92             2.3

NOTE: SHARE AMOUNTS ARE STATED IN THOUSANDS

(1) Represents AOL puts that were sold during the first quarter of 2002 at approximately $40 per share.

(2) Put spread collars provide the counterparty with a put option that gives it the right to require Liberty to purchase the underlying securities at a price that is lower than Liberty's put price. The inclusion of the secondary put option allows Liberty to secure a higher call option price while maintaining net zero cost to enter into the collar.

(3) Excludes 2.6 million shares held by Liberty Satellite & Technology, Inc. that have a weighted average floor of $60 per share, a weighted average ceiling of $82 per share and have a maturity date of April 2003.

STOCK REPURCHASE PROGRAM / OUTSTANDING SHARES

During the first quarter, Liberty purchased 17.3 million Liberty common shares at an average cost per share of $9.83. At March 31, 2003, there were approximately 2.685 billion outstanding shares of L and LMC.B and 77 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At May 13, 2003, approximately 74% of the options to purchase L and LMC.B shares had a strike price that was higher than the closing stock price. Exercise of these options, as well as all other warrants and options to purchase L and LMC.B shares, would result in aggregate proceeds of approximately $904 million.

OTHER EVENTS:

LIBERTY PURCHASES USAI SHARES BY EXERCISING PREEMPTIVE RIGHTS

In two separate transactions, Liberty exercised its preemptive rights related to USAI common shares. On April 7, 2003, Liberty purchased 11.2 million shares of USAI common stock at a price of $19.64 per share for a total purchase price of approximately $220 million. On May 9, 2003, Liberty purchased 1.8 million additional shares of USAI common stock at a price of $24.72 per share for a total purchase price of approximately $45 million. Following these transactions, Liberty's ownership in USAI was approximately 20%. On May 13, 2003, Liberty gave notice to USAI that it intends to exercise preemptive rights for 33.8 million shares of USAI common stock for a total purchase price of $838 million.

LIBERTY ISSUES $1 BILLION IN SENIOR NOTES

On April 30, 2003, Liberty issued $1 billion of 10-year Senior Notes for net proceeds of approximately $990 million. Liberty expects to use the net proceeds from the offering for general corporate purposes. The Notes have a stated interest rate of 5.70% payable semi-annually on each May 15 and November 15. The Notes will be redeemable at the option of Liberty at the greater of par or a makewhole amount. The Notes have been rated BBB- by Standard & Poors and Fitch and Baa3 by Moody's.

LIBERTY SELLS SHARES OF CORUS ENTERTAINMENT, INC.

On April 28, 2003, Liberty announced that it has sold 7.1 million Class B Non-Voting shares of Corus Entertainment Inc. for approximately $100 million. The shares were sold in a privately negotiated transaction and, as a result of the sale, Liberty no longer holds an investment in Corus Entertainment.

LIBERTY TO ACQUIRE REMAINDER OF ASCENT MEDIA GROUP, INC.

On April 25, 2003, Liberty announced that it has adopted a plan of merger to acquire all the issued and outstanding shares of Ascent Media Group, Inc. that it does not already own. Pursuant to the terms of the merger, Ascent Media stockholders would receive 0.1147 shares of Liberty Media Corporation Series A common stock for each share of Ascent Media Group, Inc. Class A common stock held. Liberty currently owns all the issued and outstanding shares of Ascent Media Group, Inc. Class B common stock. The transaction is not subject to any substantive regulatory conditions, other than the filing and effectiveness of a registration statement covering the shares of Liberty common stock to be issued in the merger. Liberty may terminate the plan of merger at any time prior to closing if it determines, in its sole discretion, that the merger is no longer in its best interest. Closing is expected during the third quarter of 2003.

LIBERTY MAKES PROPOSAL TO ACQUIRE REMAINDER OF LIBERTY SATELLITE AND ON COMMAND

In April, Liberty submitted proposals to the Boards of Directors of Liberty Satellite & Technology, Inc. (LSAT) and On Command Corporation to acquire all of the outstanding shares of those companies not already owned by Liberty. In the proposals, Liberty offered 0.2131 shares of Liberty's Series A common stock for each share of LSAT common stock held and 0.0787 shares of Liberty's Series A common stock for each share of On Command common stock held. The Boards of Directors of LSAT and On Command have formed committees of independent directors to evaluate Liberty's proposals. If Liberty's proposals are ultimately accepted, closing is expected during the third quarter of 2003.

THE NEWS CORPORATION LIMITED AND LIBERTY ANNOUNCE POTENTIAL INVESTMENT BY
LIBERTY

On March 27, 2003, The News Corporation Limited and Liberty announced an agreement under which Liberty has the right to elect, at any time prior to September 30, 2003, to acquire $500 million in ADRs for News Corp. preferred limited voting ordinary shares, at $21.50 per ADR. If Liberty does not exercise its right, News Corp. can require Liberty to purchase $500 million of ADRs for News Corp. preferred limited voting ordinary shares, at $21.50 per ADR, should News Corp. acquire an ownership interest in Hughes Electronics Corporation within two years of the date of the agreement.

CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF LIBERTY MEDIA CORPORATION AND SUBSIDIARIES OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS: THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY MEDIA CORPORATION, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF LIBERTY MEDIA CORPORATION; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH WE OPERATE; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO LIBERTY MEDIA CORPORATION'S PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY MEDIA CORPORATION EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY MEDIA CORPORATION'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact: Mike Erickson 877-772-1518

NON-GAAP FINANCIAL MEASURES

The Securities and Exchange Commission ("SEC") recently issued new rules and guidance regarding the use by registrant's of non-GAAP financial measures. Under these new rules, a non-GAAP financial measure is defined generally as a numerical measure of a registrant's historical or future financial performance, financial position or cash flow that:

o excludes amounts, or are subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP; or

o includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The new rules and guidance require, among other things, a quantitative reconciliation (to the extent available without unreasonable efforts in the case of forward-looking information) of the differences between the non-GAAP financial measure used with the most directly comparable GAAP financial measure. A statement of the reason why the registrant's management believes that presentation of the non-GAAP financial measure provides useful information to investors is required, as is a statement, if material, of any additional purposes for which the registrant's management uses the non-GAAP financial measure.

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held assets of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held asset's operating income . Liberty defines operating cash flow as revenue less "operating expense," which Liberty defines as operating, selling, general and administrative expenses. Operating expense, as defined by Liberty, excludes depreciation, amortization, stock compensation and certain non-cash charges taken into account with operating expense in computing operating income in accordance with GAAP.

Liberty's management uses revenue and operating cash flow as a measure of operating performance and for purposes of making decisions about allocating resources to its subsidiaries and affiliates, and believes the presentation of operating cash flow is helpful information for investors when presented in conjunction with operating income. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets.

The new rules on non-GAAP financial measures were released by the SEC in January 2003. We, in common with other registrants, are still in the process of interpreting the rules and monitoring developments and guidance by the SEC to ensure continued compliance. While we believe that the presentation in this press release complies with the new rules, we can give no assurance that we will be able to provide the same or comparable measures in future press releases or announcements.

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation, for our largest consolidated subsidiary and certain of our large equity affiliates, of operating cash flow to operating income calculated in accordance with GAAP for the three month periods ended March 31, 2003 and 2002.

                                      SEG        Discovery      QVC          J-COM         JPC
                                      ----       ---------      ----         -----         ----
                                                         (amounts in millions)
MARCH 31, 2003
OPERATING CASH FLOW                   $107          100          211           91             9
  Depreciation and amortization         17           27           31           71             2
  Stock compensation expense (1)       --            36         --           --            --
                                      ----         ----         ----         ----          ----
OPERATING INCOME (LOSS)               $ 90           37          180           20             7
                                      ====         ====         ====         ====          ====
MARCH 31, 2002
OPERATING CASH FLOW                   $ 95           71          192           40             5
  Depreciation and amortization         17           20           27           55             2
  Stock compensation expense (1)         1           24         --           --            --
                                      ----         ----         ----         ----          ----
OPERATING INCOME (LOSS)               $ 77           27          165          (15)            3
                                      ====         ====         ====         ====          ====

--------------
(1) DCI's stock compensation represents amounts pursuant to a phantom stock appreciation rights plan.